FOR IMMEDIATE RELEASE

Norfolk Southern reports first-quarter 2020 results, non-cash asset rationalization charge related to PSR implementation

NORFOLK, Va., April 29, 2020 – Norfolk Southern Corporation (NYSE: NSC) today reported first-quarter financial results of net income equal to $381 million, diluted earnings per share of $1.47, and an operating ratio of 78.4%. These results include a $385 million non-cash locomotive rationalization charge related to the ongoing disposition and marketing of excess locomotives not required for future operations due to the successful introduction of Precision Scheduled Railroading. Excluding the effects of the asset rationalization charge, adjusted first-quarter net income was $669 million, adjusted diluted earnings per share were $2.58, and the adjusted operating ratio improved by 230 basis points compared with first-quarter 2019 to 63.7%.

“During the first quarter, Norfolk Southern’s determination to transform our operations once again produced all-time best service delivery levels accompanied by productivity improvements, despite volumes being impacted by weak energy prices and the onset of the COVID-19 pandemic,” said James A. Squires, Norfolk Southern chairman, president and CEO. “While it is unclear how long economic activity will remain suppressed, we are dedicated to serving our customers and keeping our employees healthy and safe while navigating the downturn so that we can emerge strong and resilient for our shareholders. I am extremely proud of the commitment and strength the Norfolk Southern team has displayed by keeping our nation’s freight moving during this challenging start to 2020 while also enhancing our financial position.”

First-quarter summary

•	Railway operating revenues of $2.6 billion decreased 8% compared with first-quarter 2019, driven by an 11% decline in total volume.

•	Railway operating expenses were $2.1 billion, including a $385 million non-cash locomotive rationalization charge related to locomotives marketed for sale and/or disposed of as a result of productivity gains achieved through the successful introduction of Precision Scheduled Railroading.

◦	Excluding the locomotive rationalization charge, adjusted operating expenses declined $202 million, or 11%, driven by lower compensation and benefits, fuel, purchased services, and materials.

•	Income from railway operations was $568 million and the operating ratio was 78.4%.

◦	Adjusted income from railway operations of $953 million declined by 1%, while the adjusted operating ratio improved to 63.7% versus the first-quarter record of 66.0% set in 2019.

Guidance update

•	Second-quarter volumes have continued to decline across all of Norfolk Southern’s commodity segments, down 30% quarter-to-date, setting up for a very soft revenue outlook. With uncertainty on both the cadence of reopening the U.S. economy and the slope of recovery, we withdraw the previously-issued outlook for flat full year revenue.

•	As a result of the current volume environment, we also withdraw core operating ratio guidance for 2020.

•	“While the COVID-19 pandemic will effect business volumes for the year, the PSR implementation that our team is executing upon will generate significant operating expense savings in 2020,” said Chief Financial Officer Mark R. George. “In this challenging environment our team is doubling down on examination of our structural cost opportunities to ensure that we remain positioned to drive enhanced profitability for the long term.”

About Norfolk Southern

Norfolk Southern Corporation (NYSE: NSC) is one of the nation’s premier transportation companies. Its Norfolk Southern Railway Company subsidiary operates approximately 19,500 route miles in 22 states and the District of Columbia, serves every major container port in the eastern United States, and provides efficient connections to other rail carriers. Norfolk Southern is a major transporter of industrial products, including chemicals, agriculture, and metals and construction materials. In addition, the railroad operates the most extensive intermodal network in the East and is a principal carrier of coal, automobiles, and automotive parts.

Non-GAAP Financial Measures

This news release includes certain non-GAAP financial measures. Reconciliation of these non-GAAP financial measures is provided in the table below, entitled “Reconciliation of Non-GAAP Financial Measures.”

Forward-looking statements

This news release contains forward-looking statements that may be identified by the use of words like “believe,” “expect,” “anticipate,” “estimate,” “plan,” “consider,” “project,” and similar references to the future. Forward-looking statements reflect our good-faith evaluation of information currently available. These forward-looking statements are subject to a number of risks and uncertainties, and our actual results may differ materially from those projected. Please refer to our annual and quarterly reports filed with the SEC for a full discussion of those risks and uncertainties we view as most important. Additional risks include the impact of the COVID-19 pandemic on us, our customers, our supply chain and our operations. Forward-looking statements are not, and should not be relied upon as, a guarantee of future performance or results, nor will they necessarily prove to be accurate indications of the times at or by which any such performance or results will be achieved. As a result, actual outcomes and results may differ materially from those expressed in forward-looking statements. We undertake no obligation to update or revise forward-looking statements.

Media Inquiries:

Media Relations, 404-420-4444 (media.relations@nscorp.com)

Investor Inquiries:

Pete Sharbel, 470-867-4807 (peter.sharbel@nscorp.com)

http://www.norfolksouthern.com

Reconciliation of Non-GAAP Financial Measures

Information included within this press release includes non-GAAP financial measures, as defined by SEC Regulation G. Non-GAAP financial measures should be considered in addition to, not as a substitute for, the financial measures reported in accordance with U.S. generally accepted accounting principles (GAAP).

GAAP financial results are adjusted to exclude the effects of a non-cash charge in the first quarter of 2020 related to the disposal of approximately 300 locomotives and the designation of an additional 400 locomotives as held for sale. The introduction of precision scheduled railroading in 2019 continues to provide significant benefits to the network operations and has resulted in excess capacity resulting in the sidelining of these locomotives.

The Company uses these non-GAAP financial measures internally and believes this information provides useful supplemental information to investors to facilitate making period-to-period comparisons by excluding the locomotive disposal charge. While the Company believes that these non-GAAP financial measures are useful in evaluating the Company’s business, this information should be considered as supplemental in nature and is not meant to be considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. In addition, these non-GAAP financial measures may not be the same as similar measures presented by other companies.

($ in millions except per share amounts)	First Quarter 2020
Railway operating expenses	$2,057
Effect of locomotive charge	(385)
Adjusted railway operating expenses	$1,672

Income from railway operations	$568
Effect of locomotive charge	385
Adjusted income from railway operations	$953

Operating ratio (%)	78.4
Effect of locomotive charge (%)	(14.7)
Adjusted operating ratio (%)	63.7

Net income	$381
Effect of locomotive charge	288
Adjusted net income	$669

Diluted earnings per share	$1.47
Effect of locomotive charge	1.11
Adjusted diluted earnings per share	$2.58

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